CERTIFICATE OF AMENDMENT TO THE

                    ARTICLE OF INCORPORATION OF

                         GEYSER GROUP, LTD.


Pursuant to the provisions of Section 78.385, Domestic and Foreign Corporation Laws of the State of Nevada, the undersigned officers of the corporation certify that the corporation, by and through its directors and shareholders, has adopted the following Amendment to its Articles of Incorporation:

FIRST:	Article I is amended to read as follows:

                            ARTICLE I

The name of the corporation shall be XStream Beverage Group, Inc.

SECOND:   	Article IV is amended to read as follows:

                            ARTICLE IV

The corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively "Common Stock" and "Preferred Stock." The total number of shares of Common Stock and Preferred Stock that the corporation shall have authority to issue is sixty million (60,000,000) of which fifty million (50,000,000) shares shall be Common Stock and ten million (10,000,000) shall be Preferred Stock. The par value of the shares of Common Stock is One Tenth of One Cent ($0.001) per share. The par value of the shares of Preferred Stock is One Tenth of Once Cent ($0.001) per share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption ( including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock , or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

Third: The designation and number of outstanding shares of each class or series entitled to vote thereon, as a class of series, at the time of such adoption was 9,800,000 shares of Common Stock, and the number


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of shares entitled to vote on the amendment was the 9,800,000 shares of Common Stock.

FOURTH:	The number of shares of each class or series entitled to
vote thereon as a class or series voted for or against such amendment, respectively, was:

    Class or Series            Number For             Number Against

	Common			7,000,000		  None


DATED:	September 14, 2001

					Geyser Group, Ltd.


					BY: /s/  Travis Miller
                                           ---------------------------
                                           Travis G. Miller
                                           President


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